                                                                     Exhibit 3.1


                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               INTERSECTIONS INC.

     Intersections Inc. (the "CORPORATION") is a corporation organized and existing under and by virtue of the laws of the State of Delaware (particularly, Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the "GENERAL CORPORATION LAW OF THE STATE OF DELAWARE"). The date on which the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware is August 10, 1999. This Restated Certificate of Incorporation (this "CERTIFICATE"), which restates and further amends the Certificate of Incorporation of the Corporation, as heretofore amended and restated, has been duly adopted in accordance with the provisions of Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware. The provisions of the original Certificate of Incorporation of the Corporation, and any and all amendments thereto or restatements thereof, are hereby further amended and restated so as to read, in their entirety, as follows:

     FIRST: The name of the Corporation is Intersections Inc.

     SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle (zip code 19801). The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

     THIRD: The nature of the business and of the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: (A) The total number of shares of stock which this Corporation shall have authority to issue is fifty five million (55,000,000) shares, of which five million (5,000,000) shares of the par value of $.01 per share shall be Preferred Stock and fifty million (50,000,000) shares of the par value of $.01 per share shall be Common Stock. The holders of shares of Common Stock shall have one vote per share.

             (B) The Board of Directors of this Corporation is hereby expressly granted the authority by resolution or resolutions to establish and issue the Preferred Stock in one or more series with such voting powers , full or limited, or no voting powers, and with such designations, preferences and relative, participating, optional or other special rights and with such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the establishment and issuance thereof adopted by the Board of Directors.

     FIFTH: Except as otherwise provided in this Certificate, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the By-Laws.

     SIXTH: Elections of directors need not be by written ballot unless the By-Laws shall so provide.

     SEVENTH: The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the By-Laws.

     EIGHTH: To the fullest extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or as it my hereafter be amended, permits the limitation or elimination of the liability of directors, no director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (1) for any breach of the directors' duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under
Section 174 of the General Corporation Law of the State of Delaware, or (4) for any transaction from which the director derived any improper personal benefit. Neither the amendment or repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment or repeal.

     NINTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The Corporation shall advance expenses to the fullest extent permitted by said section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

                                       ***

     IN WITNESS WHEREOF, Intersections Inc. has caused this certificate to be signed by its Chief Executive Officer as of this ______ day of March, 2004.


                                       INTERSECTIONS INC.

                                       By:
                                          --------------------------------------
                                           Name: Michael Stanfield
                                           Title: Chief Executive Officer


                                       3